Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708
Investor Contact                  Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                      Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

May 2, 2012

Vectren Corporation Reports First Quarter 2012 Results
Affirms Guidance for 2012

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported 2012 first quarter net income of $51.3 million, or $0.63 per share, compared to net income of $44.6 million, or $0.55 per share, in 2011.

Summary results
•	Utility earnings were $56.0 million, or $0.69 per share in the first quarter of 2012, compared to $48.6 million, or $0.59 per share, in 2011.
•	Nonutility results were a loss of ($4.8) million, compared to a loss of ($10.5) million, excluding the first quarter results from Vectren Source in 2011.
•	Vectren Source (Source) was sold on Dec. 31, 2011. Source reported seasonal earnings of $7.1 million in the first quarter of 2011 and $2.8 million for the full year.

“We are very pleased with our overall 2012 first quarter results and the improvement over the comparable results last year. Our utility group again delivered solid earnings growth, as expected. Meanwhile, our Infrastructure Services segment continues to beat our expectations, offsetting some of the weakness we are experiencing in our coal mining operations. As a result, we are maintaining our overall 2012 earnings guidance at the same levels that we set in February,” said Carl L. Chapman, Vectren’s chairman, president and CEO.

2012 earnings guidance affirmed
The company affirms the 2012 guidance ranges previously given. Including an expected loss at ProLiance Holdings, LLC (ProLiance), consolidated earnings are expected to be $1.75 to $1.95 per share. The company expects 2012 Utility Group earnings to be within a range of $1.60 to $1.70 per share and the Nonutility Group earnings, excluding ProLiance, to be in a range of $0.30 to $0.40 per share. Based on current market conditions and outlook, Vectren’s share of ProLiance’s results for 2012 is estimated to be in a range of a net loss of ($0.10) to ($0.20) per share.

The Utility Group expectations assume normal weather for the remainder of the year in the electric service territory.  Weather impacts in the gas service territories are largely mitigated through rate design or other regulatory mechanisms. Related to ProLiance, although somewhat improved, unfavorable market conditions are assumed to continue, resulting in continued depressed asset optimization opportunities. Changes in these events or other circumstances could materially impact earnings and result in earnings for 2012 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

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Utility Group discussion
The Utility Group is comprised of Vectren Utility Holdings, Inc.’s (VUHI) operations, which consist of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services to southwestern Indiana and includes the company’s power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

In the three months ended March 31, 2012, the Utility Group earned $56.0 million, compared to the $48.6 million earned in 2011. Year-over-year results reflect the impacts of new electric base rates implemented on May 3, 2011, extremely mild winter weather, and lower operating expenses and interest expense. As a result of refinancing two utility related long-term debt issues during the very low interest rate environment, Vectren expects that its annual 2012 interest expense related to its utility operations will be approximately $8 million lower than that reflected in 2011.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren’s Indiana gas operations, North and South, and Vectren Ohio, earned $37.5 million during the first quarter of 2012, compared to earnings of $36.1 million in 2011. Results in 2012 have been impacted by lower uncollectible accounts expense driven primarily by lower gas costs and lower interest expense due to the recent refinancing activity.  With rate designs that substantially limit the impact of weather on margin, temperatures that were 71 percent of normal in Indiana and 82 percent of normal in Ohio had only a slightly negative impact on margin.

Following is more detailed information related to the earnings from gas utility operations for the quarter ended March 31, 2012. Identified items are presented after the impact of income taxes.

Quarter
(millions)	End
2011 Gas Utility Earnings	$36.1

Weather impact on small customers	(0.4)
Return on bare steel / cast iron & distribution riser replacement investments	0.4
Large customer margin, primarily weather related	(0.5)
Lower interest expense	1.0
All other	0.9
1.4

2012 Gas Utility Earnings	$37.5

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South’s electric distribution business and includes the company’s power generating and wholesale power operations. Electric operations earned $15.6 million in the three months ended March 31, 2012, compared to $8.6 million in the prior year quarter. Results in 2012 reflect increased electric margin, primarily from base rate changes, and lower operating and interest costs. Following is more detailed information related to the earnings from electric utility operations for the quarter ended March 31, 2012. Identified items are presented after the impact of income taxes.

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Quarter
(millions)	End
2011 Electric Utility Earnings	$8.6

Weather impacts from mild winter	(2.0)
Margin from base rate changes effective May 3, 2011	4.5
Large customer margin	0.4
Wholesale & transmission margin	0.8
Lower operating expenses, excluding pass through expenses	1.8
Lower interest expense	0.5
All other	1.0
7.0

2012 Electric Utility Earnings	$15.6

Weather impacts
Management estimates the impact of weather on retail electric margin, compared to normal temperatures, to be approximately ($3.6) million unfavorable in the first quarter of 2012. This compares to first quarter of 2011, where management estimated a ($0.2) million unfavorable impact on margin compared to normal. In 2012, winter heating weather was 29 percent warmer than normal.

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the first quarter of 2012, earnings from these operations were $2.9 million compared to $3.9 million in 2011.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

In the first quarter of 2012, the Nonutility Group incurred a net loss of ($4.8) million, which compares to a net loss of ($3.4) million in 2011. Infrastructure Services earnings increased $5.9 million quarter over quarter, reflective of increased demand for services. ProLiance’s earnings increased quarter over quarter as well, while Coal Mining and Energy Services earnings have decreased quarter over quarter. Seasonal earnings in the first quarter of 2011 were $7.1 million from retail energy marketer Source, which was sold on Dec. 31, 2011, and full year 2011 earnings were $2.8 million.

Infrastructure Services
Infrastructure Services provides underground construction and repair services through Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Results from Infrastructure Services’ operations for the quarter ended March 31, 2012, were earnings of $3.0 million compared to a loss of ($2.9) million in the prior year first quarter. The $5.9 million increase in earnings reflects increased demand across all infrastructure business areas and the acquisition of Minnesota Limited. The warm weather provided for the ability to earn a profit during a period that traditionally operates at a seasonal loss. Revenues in the first quarter of 2012 were $117.5 million. These operations had first quarter revenues in 2011 of $68.3 million, including $21.1 million from Minnesota

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Limited prior to its acquisition. Construction activity generally is expected to remain strong in 2012 and beyond as utilities and pipeline operators continue to replace their aging natural gas and oil infrastructure and as the need for shale gas and oil infrastructure becomes more prevalent.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

Energy Services’ first quarter results were a loss of ($1.7) million in 2012 compared to a loss of ($1.4) million in 2011. The lower results in 2012 reflect increased operating expenses associated with the continued ramp up of performance contracting personnel.  ESG placed its first “build and own” anaerobic digester project into service in the first quarter of 2012. Two additional anaerobic digester projects are under construction and are expected to be placed into service later this year. As of March 31, 2012, performance contracting backlog was $73 million compared to $82 million on Dec. 31, 2011, and $122 million on March 31, 2011. The lower backlog reflects some slowing in the demand for performance contracting projects. However, the national focus on energy conservation, renewable energy and sustainability are expected to create favorable conditions for long-term growth in this business.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining’s first quarter results were a loss of ($0.3) million, a decrease in earnings of $1.9 million compared to 2011. Results have been impacted by reduced productivity at the Prosperity mine where a thin coal seam and other unfavorable mining conditions have negatively impacted costs. These increased costs offset very favorable cost per ton results at Oaktown during the period. Revenues decreased as expected due to reduced pricing to customers associated with contracts that had price reopener clauses effective for 2012.  Also, sales in the quarter were lower than expected due to the mild weather. Coal sold in the first quarter of 2012 was 1.1 million tons compared to 1.3 million tons in the first quarter of last year.

Vectren Fuels continues negotiation with a number of customers regarding sales in 2012 and beyond.  Coal sales in 2012 are now estimated at 5.6 million tons, with 70 percent sold.  The impact of lower prices is expected to result in earnings from Coal Mining operations in 2012 substantially lower than the results in 2011. However, long term, reduced volumes from Central Appalachia and the large number of scrubbers to be installed should drive strong demand for Illinois Basin coal.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance. The company’s former wholly owned subsidiary, Source, was sold on Dec. 31, 2011.

The company’s share of ProLiance’s results was a loss of ($5.9) million in 2012, compared to a loss of ($7.5) million in 2011. The reduced quarter over quarter loss primarily reflects the reduction in demand costs for both storage and transportation contracts. Current market conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices. Historical basis differences between physical and financial markets and summer and winter prices remain narrow compared to historical trends but have improved somewhat. As an example, the summer-winter strip spread was approximately $0.80 per dekatherm as of March 31, 2012, compared to approximately $0.50 per dekatherm as of March 31, 2011.

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Efforts to lower the cost of pipeline and storage demand costs continue. Through negotiations and by dropping some uneconomical contracts as they expire, pipeline transportation and storage costs have been lowered to approximately $55 million for all of 2012, compared to $73 million in 2011. In addition to these reductions, additional opportunities exist to renegotiate or drop existing contracts, including those with annual demand costs of $18 million that are scheduled to expire through 2015. At March 31, 2012, ProLiance had approximately $149 million of members’ equity on its balance sheet, no long-term debt outstanding and borrowings of $45 million on its short-term credit facility. Depressed market conditions continue, but the savings in demand costs and other actions are expected to continue to reduce ProLiance’s annual losses in 2012 compared to 2011.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on May 3, 2012
Vectren’s financial analyst call will be at 9:30 a.m. (EDT), May 3, 2012, at which time management will discuss first quarter financial results and 2012 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2012 First Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints. Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados,

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terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including increased potential for  lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s infrastructure, energy services, coal mining, and energy marketing strategies. Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves. Factors affecting the company’s investment in ProLiance including natural gas price volatility and basis; the ability to lower fixed contract costs; and availability of credit. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness. Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2011 annual report on Form 10-K filed on Feb. 16, 2012. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

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